Exhibit 99.(d)(3)

INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made this 20th day of March, 2008 between Allstate Institutional Advisors, LLC (the “Adviser”) and AllianceBernstein L.P. (the “Sub-Adviser”).

WHEREAS, each fund listed on Schedule A hereto as may be amended from time to time (each a “Fund” and collectively the “Funds”), is a series of Allstate Financial Investment Trust, a Delaware statutory trust (the “Trust”), which is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has entered into an Investment Management Agreement dated March 20, 2008 with the Trust for the Funds (such agreement and any successor agreement thereto, the “Advisory Agreement”), pursuant to which the Adviser acts as investment manager to the Funds and provides certain investment advisory and other services with respect to the Funds; and

WHEREAS, the Adviser, with the approval of the Trust’s Board of Trustees, including a majority of the Trustees who are not “interested persons,” as defined in the 1940 Act, desires to retain the Sub-Adviser to provide investment advisory services in connection with the management of the Fund, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Duties of the Sub-Adviser.  Subject to supervision and oversight by the Adviser and the Trust’s Board of Trustees, the Sub-Adviser shall manage all of the securities and other assets of each Fund entrusted to it by the Adviser hereunder (the “Assets”), including the purchase, retention and disposition of the Assets, in accordance with the glidepath established by the Sub-Adviser for the Fund as amended or supplemented from time to time (the “Glidepath”) and consistent with the Fund’s investment objective, policies and restrictions as stated in the Fund’s prospectus, statement of additional information, as currently in effect and as amended or supplemented from time to time (referred to collectively as the “Prospectus”), as well as any other objectives, policies or limitations as the parties may agree to in writing from time to time, and subject to the following:

(a)           In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust’s constituent documents and the Prospectus (the “Operating Documents” and attached hereto as Appendix A) which have been put into effect in conformity by and with the instructions and directions of the Adviser and of the Board of Trustees of the Trust and will comply with all applicable laws and regulations; provided however, that the Sub-Adviser shall be under no obligation to comply with any amendment and/or supplement to any of the Operating Documents until such time as the Sub-Adviser has been notified of and has agreed to any and all such amendment and/or supplement and to the extent that such amendment and/or supplement relates to the services provided by the Sub-Adviser under this Agreement.  The parties shall inform each other of any changes to the 1940

Act or other applicable federal and state laws having effect on the services provided by the Sub-Adviser under this Agreement.

(b)           The Sub-Adviser shall determine the underlying portfolios (each an “Underlying Portfolio” and collectively the “Underlying Portfolios”) to be purchased, retained or sold by each Fund and shall determine the portion of each Fund’s Assets to be invested in each of the Underlying Portfolios.  The Underlying Portfolios shall include those funds or portfolios for which the Sub-Adviser or its affiliate serves as investment adviser (the “Pooling Portfolios”) and those funds or portfolios for which the Adviser or its affiliate serves as investment adviser and as agreed to by the parties from time to time.

(c)           The Sub-Adviser shall keep the Adviser informed of developments materially affecting each Fund.  The Sub-Adviser shall provide to the Adviser or the Board of Trustees such information as provided for in Appendix B to this Agreement.

The Sub-Adviser shall keep and maintain the books and records relating to the Assets required to be kept and maintained by the Sub-Adviser under this Agreement.  The Adviser shall inform the Sub-Adviser in a timely manner about such information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser or a Fund under law applicable to the Adviser or the Fund.  The Sub-Adviser shall also furnish to the Adviser, upon written request by the Adviser, any other reasonable information relating to the Assets that is required to be filed by the Adviser or a Fund with the SEC or sent to shareholders under the Securities Act of 1933, as amended (the “1933 Act”) or 1940 Act (including the rules adopted hereunder) or any exemptive or other relief that the Adviser or the Fund obtains from the SEC.  The Sub-Adviser agrees that it will provide copies of such records it maintains pursuant to this Agreement upon a Fund’s request; provided, however, that the Sub-Adviser may also retain a copy of such records.  The Sub-Adviser agrees to permit the Adviser, the Trust’s officers and a Fund’s independent registered public accounting firm to inspect and audit such records pertaining to the Fund at reasonable times during regular business hours upon due written notice.  In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31a-2(e) under the 1940 Act, and Rule 204-2 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), any such records as are required to be maintained by it pursuant to this Agreement, and shall transfer said records to any successor sub-adviser and to the Adviser upon the termination of this Agreement at a Fund’s request provided, however, that the Sub-Adviser may also retain a copy of such records.  The Sub-Adviser shall maintain and enforce adequate security procedures with respect to all materials, records, documents and data relating to any of its responsibilities under this Agreement including all means for the effecting of securities transactions.

(d)           The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees on reasonable prior written notice to review the Underlying Portfolios and investment program of each Fund in the light of current and prospective economic and market conditions.  In addition, the Sub-Adviser shall, as reasonably requested by the Adviser, for itself and on behalf of each Fund, furnish to the Adviser from time to time whatever information the Adviser reasonably believes appropriate for this purpose.  The Sub-Adviser will make its officers and employees available to meet with the officers of the Adviser and the Trust’s officers and Trustees and provide such information as the

Board of Trustees and the Adviser reasonably believe appropriate for purposes of the Board’s consideration of this Agreement and any continuations thereof, including information about the profitability to the Sub-Adviser of providing advisory services hereunder.

(e)           The Sub-Adviser shall provide each Fund’s custodian and each Fund’s Accountant with each business day’s information relating to all transactions in Underlying Portfolios concerning the Fund’s Assets, including the name of the Underlying Portfolio, the description and amount or number of shares of the Underlying Portfolio purchased or sold, the Underlying Portfolio’s net asset value and such other information as may be reasonably required.  The Sub-Adviser shall also provide the Adviser with such information upon written request of the Adviser.  The Adviser is required to notify and inform the compliance department of the Sub-Adviser in advance of any reports and documents which are necessary to comply with the legal requirements of each Fund.  The Sub-Adviser shall provide such sub-certifications as officers of the Adviser or the Trust may reasonably request of a non-affiliated sub-adviser in connection with the filings of Form N-CSR or Form N-Q (or any similar form) by a Fund.

The parties to this Agreement agree that each Fund has made arrangements for the safekeeping of any of the Fund’s Assets (and the Fund’s documents of title) with such custodian as chosen by the Adviser from time to time with notice to the Sub-Adviser of the same.  The Sub-Adviser shall not hold any Asset of a Fund (or the Fund’s documents of title, if any) on behalf of the Fund or the Adviser.

In the performance of its duties hereunder, the Sub-Adviser is and shall be an independent contractor and, except as expressly provided for herein or otherwise expressly provided or authorized in writing by the Adviser, shall have no authority to act for or represent the Funds or the Trust in any way or otherwise be deemed to be an agent of the Funds, the Trust or the Adviser.  If any occasion should arise in which the Sub-Adviser gives any advice to its clients concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such clients and not in any way on behalf of the Fund.  The Sub-Adviser’s services to the Funds pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Sub-Adviser may render investment advice, management and other services to other investment companies and clients.  The Sub-Adviser may provide advice and take certain actions with respect to clients other than a Fund or for the Sub-Adviser’s own accounts that may differ from the advice or the timing or nature of actions taken with respect to the Fund.  Furthermore, the Sub-Adviser shall have no obligation to purchase or sell any Underlying Portfolio on behalf of the Funds that the Sub-Adviser or an affiliate may purchase or sell for its own account or for the account of any clients of the Sub-Adviser.

For the avoidance of doubt, the Sub-Adviser shall be responsible for exercising voting rights relating to the Assets of a Fund.  The Sub-Adviser shall also provide advice or act on behalf of the Fund or the Adviser in any class action proceedings involving Assets held by a Fund or Assets of issuers of securities held by the Fund.

2.             Duties of the Adviser.  The Adviser shall continue to have responsibility for all services to be provided to each Fund pursuant to the Advisory Agreement and shall supervise and oversee the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with the Operating Documents, the instruction and directions of the Board of Trustees of the Trust and all applicable laws and regulations.

3.             Delivery of Documents.

(a)           The Adviser has furnished the Sub-Adviser with copies properly certified or authenticated of each of the following documents:

(i)            The Trust’s Declaration of Trust, as in effect on the date of this Agreement and as amended from time to time;

(ii)           By-Laws of the Trust; and

(iii)          Prospectus of the Fund.

(b)           The Sub-Adviser has furnished the Adviser with copies properly certified or authenticated of each of the following documents:

(i)            The Sub-Adviser’s most recent audited financial statements;

(ii)           An organizational chart showing public companies and registered broker-dealers affiliated with the Sub-Adviser;

(iii)          The Sub-Adviser’s Form ADV;

(iv)          The Sub-Adviser’s Code of Ethics adopted pursuant to Rule 17j-1 under the 1940 Act; and

(v)           Prospectus of the Pooling Portfolios.

4.             Certain Representations and Warranties.

(a)           The Sub-Adviser represents and warrants that it is a duly registered investment adviser under the Advisers Act and that the Sub-Adviser will maintain all registrations and licenses necessary to conduct and maintain the Sub-Adviser’s business.  The Sub-Adviser covenants to maintain such registration, license and approval in effect during the term of this Agreement, provided however, that the Sub-Adviser shall not be required to provide any service or engage in any activity herewith which the Sub-Adviser determines in its sole discretion could require the Sub-Adviser to obtain any approval or license other than the license referred to above or which would otherwise cause the Sub-Adviser to violate any applicable law, regulation or government policy.

(b)           The Sub-Adviser represents that it has read and understands each Fund’s Prospectus and each party represents that it has read and understands each Underlying Fund’s prospectus.  The Sub-Adviser represents and warrants that the Underlying Portfolios are appropriate for investing in accordance with each Fund’s Glidepath.  Moreover, each party represents that each Fund’s investment program, including the Glidepath, is consistent with the Fund’s investment objective, policies and restrictions as set forth in its Prospectus.

(c)           The Sub-Adviser represents that it will provide the Funds with any amendments to its Code of Ethics and any certifications required by Rule 17j-1 under the 1940 Act.  The Sub-Adviser represents that it has policies and procedures regarding the detection and prevention and the misuse of material, nonpublic information by the Sub-Adviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988.

(d)           The Sub-Adviser represents and warrants that it will maintain written policies and procedures that are reasonably designed to prevent violation of Federal Securities Laws as defined in Rule 38a-1 under the 1940 Act and that are otherwise in compliance with Rule 206(4)-7 under the Advisers Act.  The Sub-Adviser agrees to provide the Fund and the Adviser, from time to time, with copies of such policies and procedures, summaries thereof and certifications with respect thereto.  The Sub-Adviser, agrees to cooperate with the Trust’s Chief Compliance Officer in providing information to fulfill the requirements of Rule 38a-1 under the 1940 Act as interpreted by the SEC or the Board of Trustees.

5.             Compliance.

(a)           The Sub-Adviser agrees that it shall promptly notify the Adviser and the Funds:  (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked its registration as an investment adviser; or has commenced proceedings or a non-routine investigation that may result in any of these actions; (ii) of the occurrence of any event that could disqualify the Sub-Adviser from serving as an investment adviser pursuant to Section 9 of the 1940 Act; (iii) in the event that there is a change in the Sub-Adviser, financial or otherwise, that would in the reasonable opinion of the Sub-Adviser materially and adversely affect its ability to perform services under this Agreement; or (iv) upon having a reasonable basis for believing that, as a result of the Sub-Adviser’s investing the Assets, a Fund’s investment portfolio has ceased to adhere to the Fund’s investment objective, policies or restrictions as stated in the Prospectus or is otherwise in violation of applicable law.

(b)           The Sub-Adviser shall, unless prohibited by any applicable law or regulation, court or regulatory body or other official body with competent jurisdiction, forward as soon as reasonably practicable, upon receipt of a notice in writing, to the Adviser copies of any material correspondence from the SEC or other regulatory authority with competent jurisdiction that relates to a Fund.

(c)           Each Fund and the Adviser shall be given access to such records or other documents of the Sub-Adviser at reasonable times solely as is necessary for the purpose of monitoring compliance with the terms of this Agreement and the rules and regulations applicable to the Sub-Adviser relating to its providing investment advisory services to the Fund, provided however, that the Sub-Adviser shall have no obligation to furnish the Fund or the Adviser with records relating to trading by employees of the Sub-Adviser for their own accounts and on behalf of other clients.  The Sub-Adviser agrees to cooperate with each Fund and the Adviser and their representatives in connection with requests for such records or other documents.

6.             Compensation to the Sub-Adviser.  For the services to be provided by the Sub-Adviser with respect to each Fund pursuant to this Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept, a sub-advisory fee based on the average daily net assets of the Fund invested in the Pooling Portfolios at the annual rate described on Schedule B hereto.  The fee will be computed daily and will be paid to the Sub-Adviser monthly.  For the purpose of calculating the sub-advisory fee, the net assets of each Fund will be determined in the manner and on the dates set forth in the Prospectus and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.  Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within 30 business days of the date of termination.

7.             Expenses.  The Sub-Adviser shall bear all of its separate expenses (such as its general overhead expenses including the rent of offices, compensation and benefits of the administrative staff of the Sub-Adviser, maintenance of its books and records and its fixed expenses, telephones and general purpose office equipment) (excluding custodian fees, fees of independent registered public accounting firms or other expenses of a Fund to be borne by the Fund) in connection with the performance of its services under this Agreement.  Each Fund will bear certain other expenses to be incurred in its operation and shall not be borne by the Sub-Adviser.  Such expenses include, but are not limited to, investment management fees, fees for necessary professional services to a Fund; costs relating to local administration of securities; fees for any pricing service; the costs of the Fund’s regulatory compliance (other than costs primarily relating to the Adviser’s or Sub-Adviser’s regulatory compliance); and pro rata costs associated with maintaining the Fund’s legal existence and shareholder relations.  All other Fund operating expenses not specifically assumed by the Sub-Adviser hereunder or by the Adviser are borne by each Fund.

8.             Standard of Care and Liability of Sub-Adviser.  The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates, except that nothing herein contained will be construed to protect the Sub-Adviser against any liability to the Adviser, the Fund or its shareholders by reason of:  (a) the Sub-Adviser’s causing the Fund to be in violation of any applicable federal or state law, rule or regulation or any investment policy or restriction set forth in the Prospectus, including any amendment or supplement thereto to which the Sub-Adviser has been notified and has agreed, or any written guidelines, policies or instruction agreed to in writing by the parties or (b) the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement.

9.             Insurance.  The Sub-Adviser shall maintain for the duration hereof, with an insurer acceptable to the Adviser, a blanket bond and professional liability or errors and omissions insurance in an amount or amounts deemed by the Sub-Adviser in its sole discretion to be sufficient to meet its obligations to its clients, including the Funds.

10.           Duration and Termination.

(a)           This Agreement shall become effective with respect to each Fund on March 20, 2008, and shall remain in full force until March 20, 2010 and from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved at least annually and in the manner required by the 1940 Act.  The requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder and any applicable SEC exemptive order therefrom.

(b)           This Agreement shall automatically terminate with respect to a Fund in the event of its assignment or in the event of the termination of the Advisory Agreement.  In addition, the Adviser has the right to terminate this Agreement with respect to a Fund upon immediate notice if the Sub-Adviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

(c)           If a party breaches this Agreement in any material respect which is not cured within sixty (60) days of the other party giving it written notice of such breach, the other party may effect termination of this Agreement with respect to a Fund on written notice to the defaulting party.

(d)           This Agreement may be terminated at any time with respect to a Fund, without the payment by the Fund of any penalty, by the Board of Trustees of the Trust, or by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser.  A Fund may effect termination of this Agreement by action of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days’ written notice to the Adviser and the Sub-Adviser.  The Adviser may effect termination of this Agreement with respect to a Fund on sixty (60) days’ written notice to the Sub-Adviser.

(e)           The Sub-Adviser may at any time, without payment of any penalty, terminate this Agreement with respect to a Fund upon ninety (90) days’ written notice to the Adviser.  The Sub-Adviser may without payment of any penalty terminate this Agreement with respect to a Fund upon prior written notice, if the Sub-Adviser determines in its sole discretion that the services provided by the Sub-Adviser under this Agreement would cause the Sub-Adviser to register with or obtain any regulatory or official approvals or licenses other than licenses as provided for in Section 4(a) sentence 1 of this Agreement, which in the opinion of the Sub-Adviser may be unreasonably detrimental to the Sub-Adviser.

(f)            Termination of this Agreement with respect to a Fund shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 6 earned prior to such termination.  Termination of this Agreement with respect to a Fund also shall not affect the rights and duties of the parties under this Agreement with respect to any other Fund.

(g)           The Adviser acknowledges that, upon termination of this Agreement with respect to a Fund, the Fund may no longer purchase or retain shares of the Pooling Portfolios.

Accordingly, upon such termination, the Sub-Adviser agrees, at the option of the Adviser, to redeem the Fund’s holdings in each Pooling Portfolio in kind or in cash.

11.           Confidentiality.  Each party agrees that it shall hold in strict confidence all data and information obtained from another party hereto or a Fund (unless such information is or becomes readily ascertainable from public or published information or trade sources other than through a breach of this Confidentiality Clause) other than to its affiliates and any other party performing functions for the Fund and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, unless such disclosure is required by a court with competent jurisdiction, the SEC, other regulatory or official body with applicable jurisdiction, or the Fund’s independent registered public accounting firm, or in the opinion of its counsel, applicable law, and then only with as much prior written notice to the other party as is practicable under the circumstances.

12.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of law principles; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

13.           Severability.  Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be in writing and mailed or delivered to the address(es) listed below or to such other address(es) or to such other individual(s) as shall be specified by the respective party from time to time; provided, that all such deliveries by mail or otherwise shall be conclusive upon receipt.

To the Adviser:

Allstate Institutional Advisors, LLC
3100 Sanders Road, Suite J5
Northbrook, IL 60062

Attn:  Joseph P. Rath

To the Sub-Adviser:

AllianceBernstein L.P.

Attn:

15.           Questions of Interpretation.  Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “control,” “assignment” and “affiliated person,” as used in this Agreement, shall have the meanings assigned to them by Section 2(a) of the 1940 Act.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC thereunder, such provision shall be deemed to incorporate the effect of such order, rule, regulation or interpretative release.

16.           Entire Agreement.  This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.  It may not be added to or changed orally, and may not be modified or rescinded, except by a writing signed by the parties hereto and in accordance with the 1940 Act or pursuant to applicable orders or interpretations of the SEC.

17.           Claims.  The Subadviser agrees that for any claim by it against a Fund in connection with this Agreement or the services rendered under this Agreement, it shall look only to the assets of that Fund for satisfaction and that it shall have no claim against the assets of any other series of the Trust.

18.           Miscellaneous.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

ALLSTATE INSTITUTIONAL	ALLIANCEBERNSTEIN L.P.
ADVISORS, LLC

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE A

FUNDS

Allstate ClearTarget 2005 Retirement Fund
Allstate ClearTarget 2010 Retirement Fund
Allstate ClearTarget 2015 Retirement Fund
Allstate ClearTarget 2020 Retirement Fund
Allstate ClearTarget 2030 Retirement Fund
Allstate ClearTarget 2040 Retirement Fund
Allstate ClearTarget 2050 Retirement Fund

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SCHEDULE B

The Adviser will pay the Sub-Adviser a sub-advisory fee with respect to each Fund based on the percentage of the Fund’s portfolio invested in Pooling Portfolios that consists of equity investments as follows:

Sub-advisory Fee Rate	% of Fund’s Portfolio Invested in Pooling Portfolios that Consists of Equity Investments

0.65%	Equal to or greater than 80%

0.60%	Greater than 60% but less than 80%

0.55%	Equal to or less than 60%

For purposes of determining the percent of a Fund’s portfolio invested in Pooling Portfolios that consists of equity investments, 50% of the assets the Fund invests in the AllianceBernstein Global Real Estate Investment Portfolio will be considered to be invested in equity investments.

The sub-advisory fee payable to the Sub-Adviser by the Adviser with respect to a Fund will be reduced by an annualized rate of 0.10% of the Fund’s average daily net assets invested in the Pooling Portfolios during a month that the average daily net assets invested in the Pooling Portfolios are between $2.5 billion and $5 billion.  For any month during which a Fund’s average daily net assets invested in the Pooling Portfolios are in excess of $5 billion, the sub-advisory fee will be reduced by an annualized rate of 0.15% of the Fund’s average daily net assets invested in the Pooling Portfolios.

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Appendix A

Operating Documents

1.             Prospectus

2.             Statement of Additional Information

3.             Declaration of Trust

4.             By-laws and any pertinent amendments thereto

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Appendix B

Pursuant to Section 1(c) of the Agreement the Sub-Adviser shall furnish to the Adviser such periodic and special reports, balance sheets or financial information, and such other information with regard to its affairs as the Adviser or Board of Trustees may reasonably request as follows:

1.             Quarterly Compliance Certifications and Reports

2.             Code of Ethics Reports

3.             Code of Ethics Certifications

4.             Compliance Program Assessments and Certifications under Rules 38a-1/206(4)-7

5.             Compliance Due Diligence Questionnaires

6.             Policies, Procedures and Summaries

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